US AMATEUR SPORTS, INC.

               STATEMENT OF COMPUTATION OF EARNINGS PER SHARE




Calculation of Numerator:     Calculation of Denominator:

   Net loss       374,085     Weighted average common shares
   Adjustment           0      issued and outstanding           12,233,142
                 --------     Potentially dilutive securities            0
   Net Loss      (374,085)                                      ----------
                 ========     Weighted average shares
                               outstanding                      12,233,142
                                                                ==========